Exhibit 99.1

United Fire Group, Inc. Enters into Credit Agreement with Wells Fargo
CEDAR RAPIDS, IOWA – April 2, 2020 – On March 31, 2020, United Fire & Casualty Company, a wholly owned subsidiary of United Fire Group, Inc. ("UFG," the "Company"), entered into a credit agreement (the "Credit Agreement") with Wells Fargo Bank, National Association ("Wells Fargo") providing for a $50 million unsecured revolving credit facility with the opportunity to expand the line by an additional $100 million. The new credit agreement also includes a $20 million letter of credit sub-facility and a $5 million swingline loan facility. The Credit Agreement replaces the Company's former four year unsecured revolving credit facility that expired in February 2020. The Credit Agreement is available for general corporate purposes.
"Although at this time UFG has no current intention to draw funds from this new Credit Agreement, we are appreciative of our new banking group partner in Wells Fargo. The entry into the Credit Agreement was completed as part of the Company’s regular course of financial planning and was not initiated as a result of market conditions resulting from the COVID-19 pandemic. We believe this Credit Agreement with Wells Fargo, demonstrates our continued focus on maintaining access to additional liquidity in the event such need should ever arise," said Dawn Jaffray, Executive Vice President and Chief Financial Officer.
For more information on the new Credit Agreement, refer to the filed Form 8-K dated April 2, 2020 on the Company's website at www.ufginsurance.com.
About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.
Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.
For more information about UFG, visit www.ufginsurance.com or contact:
Randy Patten, AVP and Controller, 319-286-2537 or IR@unitedfiregroup.com